UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 17, 2014 (March 16, 2014)

American Realty Capital New York Recovery REIT, Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	000-54688	27-3306391
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

405 Park Avenue New York, New York 10022
(Address, including zip code, of Principal Executive Offices)

Registrant's telephone number, including area code: (212) 415-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 16, 2014, as American Realty Capital New York Recovery REIT, Inc. (the “Company”) continues to evaluate strategic alternatives following the successful closing of its $1.5 billion IPO, the Company announced that it would redesign its management team promoting Michael A. Happel to president and appointing Gregory W. Sullivan as the Company’s new chief financial officer and chief operating officer.

Appointment of Gregory W. Sullivan as Chief Financial Officer and Chief Operating Officer to Replace Nicholas Radesca and Peter M. Budko

On March 16, 2014, Nicholas Radesca resigned from his role as chief financial officer of American Realty Capital New York Recovery REIT, Inc. (the “Company”) and Peter M. Budko resigned from his role as executive vice president and chief operating officer of the Company, each effective as of April 21, 2014. Neither Mr. Radesca nor Mr. Budko resigned pursuant to any disagreement with the Company. Simultaneously with such resignations, the Company’s board of directors appointed Gregory W. Sullivan to serve as the Company’s chief financial officer and chief operating officer, effective as of April 21, 2014. Similarly, Mr. Sullivan will also replace Mr. Radesca and Mr. Budko as chief financial officer and chief operating officer of the Company’s advisor and property manager. There are no related party transactions involving Mr. Sullivan that are reportable under Item 404(a) of Regulation S-K.

Gregory W. Sullivan, 59, served as chief financial officer, executive vice president and treasurer of STAG Industrial, Inc. (NYSE: STAG) (“STAG”), a real estate investment trust focused on the acquisition, ownership and management of single-tenant industrial properties throughout the United States, since STAG’s initial public offering in April 2011. Prior to STAG’s formation, Mr. Sullivan served on the Board of Managers of STAG Capital Partners, LLC and STAG Capital Partners III, LLC from 2004 to 2011. Mr. Sullivan served as Executive Vice President for Corporate Development for New England Development LLC (“NED”) from 2002 to 2011, where his role was to expand and diversify NED's real estate and non-real estate private equity activities. Mr. Sullivan was also the Executive Vice President and Chief Financial Officer of TrizecHahn Corporation, a publicly traded real estate company headquartered in Toronto, from 1994 to 2001. From 1987 to 1994, Mr. Sullivan was employed in various capacities at AEW Capital Management in Boston including overseeing investments for the company's real estate opportunity fund and heading the capital markets group. In addition, from 1982 to 1987, he was a senior finance officer at M/A-COM, Inc., a Boston based telecommunications company and, from 1980 to 1982, he operated as an investment banker at Smith Barney in New York. Mr. Sullivan received a B.S. degree from the University of Vermont and an M.B.A. from The Wharton School of the University of Pennsylvania.

Appointment of Michael A. Happel as President to Replace Edward M. Weil, Jr.

On March 16, 2014, Edward M. Weil, Jr. resigned from his role as president of the Company, effective immediately. Mr. Weil did not resign pursuant to any disagreement with the Company and will continue to be an officer of the Company in his capacities as treasurer and secretary. Simultaneously with Mr. Weil’s resignation, the Company’s board of directors appointed Michael A. Happel, the Company’s existing Executive Vice President and Chief Investment Officer, as president of the Company. Similarly, Mr. Happel will also replace Mr. Weil as president of the Company’s advisor and property manager. There are no related party transactions involving Mr. Happel that are reportable under Item 404(a) of Regulation S-K.

Michael A. Happel, 51, served as executive vice president and chief investment officer of the Company since the Company’s formation in October 2009. Mr. Happel was also the executive vice president and chief investment officer of the Company’s property manager and advisor since their formation in November 2009. Mr. Happel also serves as president of American Realty Capital New York City REIT, Inc. (“ARC NYCR”) and ARC NYCR’s advisor and property manager since their formation in December 2013. Mr. Happel has over 20 years of experience successfully investing in real estate, including office, retail, multifamily, industrial, and hotel properties, as well as real estate companies. From 1988 to 2002, he worked at Morgan Stanley & Co., specializing in real estate and becoming co-head of acquisitions for the Morgan Stanley Real Estate Funds (“MSREF”) in 1994. While at MSREF, he was involved in acquiring over $10 billion of real estate and related assets in MSREF I and MSREF II. As stated in a report prepared by Wurts & Associates for the Fresno County Employees’ Retirement Association for the period ending September 30, 2008, MSREF I generated approximately a 48% gross IRR for investors and MSREF II generated approximately a 27% gross IRR for investors. In 2002, Mr. Happel left Morgan Stanley & Co. to join Westbrook Partners, a large real estate private equity firm with over $5 billion of real estate assets under management at the time. From October 2004 to May 2009, he worked at Atticus Capital, a multi-billion dollar hedge fund, as the head of real estate with responsibility for investing primarily in REITs and other publicly traded real estate securities. Mr. Happel received a B.A. in economics from Duke University and a J.D. from Harvard Law School.

Item 8.01. Other Events.

On March 17, 2014, the Company issued a press release announcing the appointment of Gregory W. Sullivan as chief financial officer and chief operating officer of the Company and the appointment of Michael A. Happel as president.

A copy of the press release announcing the foregoing is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
99.1	Press Release dated March 17, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN REALTY CAPITAL NEW YORK RECOVERY REIT, INC.

Date: March 17, 2014	By:	/s/ Nicholas S. Schorsch
Nicholas S. Schorsch
Chief Executive Officer and Chairman of the Board of Directors